Exhibit (d)(10)

EXCLUSIVITY AGREEMENT

This EXCLUSIVITY AGREEMENT (this “Agreement”) is effective as of June 25, 2024, by and between Morphic Holding, Inc., a Delaware corporation (the “Company”), and Eli Lilly and Company, an Indiana corporation (“Lilly”). The Company and Lilly are currently in negotiations relating to a possible strategic transaction involving the Company (the “Proposed Transaction”). In consideration of the time, effort and expenses that Lilly has invested and is expected to invest in consideration of the Proposed Transaction, the Company and Lilly, intending to be legally bound, hereby agree as follows:

1. During the Exclusivity Period (as defined below), the Company hereby agrees that it will, and will cause its Representatives (as defined below) to, engage exclusively with Lilly and its Representatives in furtherance of the Proposed Transaction and that, with the exception of the Proposed Transaction, none of the Company or any of its Representatives will, directly or indirectly: (a) agree to, undertake, solicit, discuss, initiate, propose or knowingly encourage or take any other action to knowingly facilitate, or make any proposal, offer or inquiry to any party that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (as defined below); (b) participate in or continue any contacts, discussions or negotiations regarding, or furnish to any person any non-public information or access to the books, records or personnel of the Company or any of its subsidiaries, or take any other action to knowingly facilitate, assist or encourage any effort by any person, in each case, in connection with an Acquisition Proposal; or (c) enter into any contract, agreement, arrangement or understanding concerning or relating to an Acquisition Proposal. The Company will, and will cause its Representatives to, immediately (i) cease and terminate all such contacts, discussions or negotiations with third parties other than Lilly and its affiliates and (ii) terminate the access of any third party other than Lilly and its Representatives to any “data room” (whether maintained externally or internally) relating to the Company or any of its subsidiaries. If, during the Exclusivity Period, the Company or any of its Representatives receives an Acquisition Proposal, the Company and its Representatives shall not respond. As used in this Agreement, the following terms shall have the following meanings: (A) “Acquisition Proposal” means any proposal, offer or inquiry from any party relating to any (1)(a) potential acquisition, merger, consolidation or other similar business combination or (direct or indirect) transfer of, or (b) tender offer or exchange offer with respect to, the Company, or (2) any sale, license, issuance or other transfer of, the business or any of the material assets (other than non-exclusive licenses to the intellectual property of the Company and its subsidiaries in the ordinary course, including in connection with the Company’s clinical and preclinical development programs), or voting or equity interests (other than pursuant to equity awards outstanding on the date hereof or equity-based incentives granted or issued in the ordinary course), of the Company or any of its subsidiaries; (B) “affiliate” means, with respect to any person, any person that directly or indirectly controls, is controlled by or is under common control with such person; (C) “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; (D) “person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity or other entity; and (E) “Representatives” means, with respect to any person, any affiliates of such person, and such person’s and its affiliates’ respective officers, directors, employees, partners, members, advisors (including financial advisors), accountants, attorneys, agents, consultants and other representatives, in each case who are aware of the Proposed Transaction. During the Exclusivity Period, neither the Company nor Lilly has any obligation to continue discussions or negotiations with the other party with respect to a Proposed Transaction and either party may discontinue such discussions or negotiations at any time.

2. The term “Exclusivity Period” shall mean the period beginning immediately following the execution of this Agreement and ending at the earlier of (a) 11:59 p.m. New York time on July 11, 2024, (b) the execution and delivery of a definitive transaction agreement between Lilly and the Company providing for a Proposed Transaction and (c) such time, if any, as Lilly may propose a per share amount to be paid to the stockholders of the Company in a Proposed Transaction of less than $57 per share.

3. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, any federal court located in the state of Delaware (as applicable, the “Chosen Court”), for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto, except in such courts, and further agrees that service of any process, summons, notice or document by registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereby irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO THIS AGREEMENT.

4. Relief. The Company shall be liable and responsible for any breach of this Agreement by any of its Representatives. The Company acknowledges that money damages and remedies at law would be inadequate to protect Lilly against any actual or threatened breach of or failure to comply with this Agreement by the Company or by its Representatives and, without prejudice to any rights and remedies otherwise available to Lilly, the Company acknowledges that Lilly shall be entitled to seek specific performance, injunctive relief and other equitable remedies, and the Company further agrees to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy.

5. Severability. If any provision hereof or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6. Legal Effect. The terms of this Agreement are intended to, and shall be, binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each party hereto acknowledges and agrees that this Agreement is not intended to, and does not create, any legally binding obligation on any party hereto or its affiliates to enter into definitive documents with respect to, or consummate or agree to consummate, the Proposed Transaction and that such an obligation will arise only upon the execution and delivery by the parties hereto of mutually acceptable definitive documentation with respect to a Proposed Transaction, subject to the terms and conditions set forth therein.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any counterpart signed by an authorized representative of a party and delivered to the other party by e-mail, facsimile, PDF, or other similar electronic means shall be deemed an original counterpart and duly delivered.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

MORPHIC HOLDING, INC.

By:	/s/ Marc Schegerin
Name: Marc Schegerin
Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Exclusivity Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY

By:	/s/ Adrienne Brown
Name: Adrienne Brown
Title: Group Vice President & Head of Corporate Business Development

[Signature Page to Exclusivity Agreement]